Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form 10-SB) and related Prospectus of Paloma Enterprises, Inc. For the registration of 11,000,000 shares of its common stock and to the incorporation therein of our report dated January 10, 2006, with respect to the consolidated financial statements of Paloma Enterprises, Inc. included in its Annual Report ( Form (Form 10-KSB) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ Mark Shelley

Shelley International CPA
Mesa, Arizona
February 14, 2006.